Exhibit (a)(67)

FOR IMMEDIATE RELEASE	Media Contacts:	Tad Hutcheson
July 31, 2007		tad.hutcheson@airtran.com
678.254.7442
Investor Contacts:
Jennifer Shotwell		Judy Graham-Weaver
Or Alan Miller		678.254.7448
Innisfree M&A Incorporated		judy.graham-weaver@airtran.com
212.750.5833

AIRTRAN HOLDINGS, INC., COMMENTS ON MIDWEST AIR GROUP’S BOARD COMMITTEE

ORLANDO, Fla., July 31, 2007 – AirTran Holdings, Inc. (NYSE: AAI), the parent company of AirTran Airways, today announced that it is pleased that Midwest Air Group, Inc., (Amex: MEH) Board of Directors has formed a committee to review strategic alternatives including the offer by AirTran.

Joe Leonard, AirTran’s chairman and chief executive officer stated, “We are pleased that Midwest has taken the step to form a special committee, and we look forward to working with the committee.”

AirTran Airways, a Fortune 1000 company, offers passengers more than 700 affordable, daily flights to 56 destinations throughout the United States. The airline is the second-largest carrier at its hub, Hartsfield-Jackson Atlanta International Airport, and one of America’s largest low-fare airlines. With more than 8,800 friendly Crew Members and free online booking on airtran.com, AirTran Airways makes travel both pleasant and convenient. The airline flies America’s youngest all-Boeing fleet, composed of the fuel-efficient Boeing 737-700 and 717-200 aircraft. AirTran Airways was also the first to install XM Satellite Radio on a commercial aircraft and the only airline with Business Class seating on every flight. For more information, visit airtran.com.

Financial and Legal Information

This document relates, in part, to the offer (the “Offer”) by AirTran Holdings, Inc., (“AirTran”) through its wholly-owned subsidiary, Galena Acquisition Corp. (“Galena”), to exchange each issued and outstanding share of common stock and Series A Junior Participating Preferred Stock and associated rights of Midwest Air Group, Inc., a Wisconsin corporation (“Midwest”), (collectively the “Rights” and together, the “Midwest Shares”), for consideration consisting of a combination of cash and common stock, par value $0.001 per share (“AirTran Common Stock”), of AirTran having an aggregate value of $15.00 per share, comprised of $9.00 in cash and 0.5842 of a share of AirTran common stock.

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The Offer currently is scheduled to expire at 12:00 Midnight, New York City time on August 10, 2007, unless extended. AirTran and Galena have expressly reserved the right, in their sole discretion, to extend the period of time during which the Offer will remain open. Any extension will be announced no later than 9:00 A.M., New York City time, on the next business day after the previously scheduled expiration date.

This document does not constitute an offer to purchase or the solicitation of an offer to sell which is being made only pursuant to the Offer to Exchange and related Letter of Transmittal forming part of the registration statement referred to below. The information required to be disclosed by Exchange Act Rule 14d-6(d)(1) is contained in the Prospectus and is incorporated by reference. The Offer is not being made to and nor will tenders be accepted from or on behalf of holders of securities of Midwest Air Group, Inc. in any jurisdiction in which the making of the Offer or the acceptance thereof would not comply with the laws of such jurisdiction. In those jurisdictions in the United States where the securities, blue sky or other laws require the Offer to be made by a licensed broker or dealer, the Offer shall be deemed to be made on behalf of AirTran and Galena by Morgan Stanley & Co. Incorporated and Credit Suisse Securities (USA) LLC, or by one or more registered broker or dealers under the laws of such jurisdiction.

AirTran has filed a Registration Statement (No. 333-139917) with the Securities and Exchange Commission on Form S-4 relating to the AirTran common stock to be issued to holders of Midwest shares in the offer (the “Registration Statement”). The terms and conditions of the Offer are set forth in the prospectus, which is a part of the registration statement (the “Prospectus”), and the related Letter of Transmittal, which also are exhibits to the Schedule TO.

Investors and security holders are urged to read the Registration Statement, as well as any other relevant documents filed with the SEC, and any amendments or supplements to those documents, because they contain or will contain important information.

Investors and security holders may obtain a free copy of the Registration Statement, the Schedule TO, and amendments and supplements to such respective documents at http://www.sec.gov. The Registration Statement, the Schedule TO, and such other documents and amendments and supplements to such respective documents may also be obtained free of charge from AirTran by directing such request to: Richard P. Magurno, Corporate Secretary, AirTran Holdings, Inc., 9955 AirTran Boulevard, Orlando, Florida 32827, or to the information agent for this offering: Innisfree M&A Incorporated, 501 Madison Avenue, New York, New York 10022.

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